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                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                            Quarter Ended
                                                      -----------------------------
                                                      September 29,    October 1,
(Continuing operations in millions, except ratios)        2000           1999
                                                      -------------  --------------

EARNINGS:
Net Income                                                $(34.8)        $  9.3
Plus: Income taxes                                          20.9            5.0
      Fixed charges                                          9.9            3.5
      Amortization of capitalized interest                  --             --
Less: Interest capitalized during the period                --             --
      Undistributed earnings in equity investments          (1.7)          (4.3)
                                                          ------         ------
                                                          $ (5.7)        $ 13.5
                                                          ======         ======

FIXED CHARGES:
Interest expense                                          $  8.1         $  1.7
Plus: Interest capitalized during the period                --             --
      Portion of rents deemed representative of
       the interest factor                                   1.8            1.8
                                                          ------         ------
                                                          $  9.9         $  3.5
                                                          ======         ======

RATIO OF EARNINGS TO FIXED CHARGES                         (0.58)          3.86
                                                          ======         ======